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                                                                       Exhibit 4


                  AMENDMENT TO COMMON SHARES RIGHTS AGREEMENT


         This Amendment (the "Amendment") is made effective as of May 18, 1994 to the Common Shares Rights Agreement (the "Agreement") dated as of August 15, 1990, as amended November 15, 1990, between ASK Group, Inc., a Delaware corporation (the "Company"), and The First National Bank of Boston (the "Rights Agent").

         The Company has entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of May 18, 1994 among the Company, Computer Associates International, Inc., a Delaware corporation ("Parent") and Speedbird Merge, Inc., a Delaware corporation ("Purchaser"), pursuant to which it is proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares of Common Stock of the Company, including the associated Common Stock purchase rights (the "Rights") issued pursuant to the Agreement (all issued and outstanding shares of Common Stock of the Company together with the Rights being referred to herein collectively as the "Shares") for $13.25 per Share. In furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved the merger of Purchaser with and into the Company or, at the election of Purchaser and Parent, the merger of the Company with and into Purchaser (the "Merger") following consummation of the Offer.
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         In connection with its approval of the Offer and the Merger, the
Company's Board of Directors, on May 18, 1994, authorized the taking of such action by the Company as is necessary to make the provisions of the Agreement inapplicable to the Offer, the Merger and the Stockholder Option Agreement, dated as of May 18, 1994 among Purchaser and certain stockholders of the Company with respect to 6,098,903 shares of Common Stock of the Company (the "Stockholder Option Agreement"). Accordingly, the Company and the Rights Agent desire to amend the Agreement as set forth herein in accordance with Section 27 of the Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby amend the Agreement and agree as follows:

         1. Amendment to Section 1(c). Section 1(c) of the Agreement is hereby amended to add an additional paragraph immediately following subparagraph (iii) thereof:

                 "Notwithstanding anything in this Section 1(c) to the contrary, Parent, Purchaser and their Affiliates and Associates shall not be deemed the "Beneficial Owner" of or to "beneficially own" pursuant to Sections 1(c)(i), 1(c)(ii), 1(c)(iii) above any securities which any of them may acquire, or may have or be deemed to have the right to acquire or vote, or as a result of any action taken, pursuant to or in compliance with, and on or after the date of, the Merger Agreement and the Stockholder Option Agreement."

         2. Amendment to Section 1(s). Section 1(s) of the Agreement is hereby amended to add the following clause at the end thereof:





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                 ", other than the Merger (as defined in the Merger Agreement)."

         3. Amendment to Add Sections 1(y), 1(z), 1(aa) and (bb). Section 1 of the Agreement is hereby amended to add additional subsections (y), (z), and (aa) to read in their entirety as follows:

                          "(y)     "Merger Agreement" shall mean the Agreement
and Plan of Merger dated as of May 18, 1994 among Parent, Purchaser and the Company, as the same may hereafter be amended.

                          (z)      "Parent" shall mean Computer Associates
International, Inc., a Delaware corporation.

                          (aa)     "Purchaser" shall mean Speedbird Merge,
Inc., a Delaware corporation and a wholly owned subsidiary of Parent."

                          (bb)     "Stockholder Option Agreement" shall mean
the Stockholder Option Agreement dated as of May 18, 1994 among Purchaser and certain stockholders of the Company with respect to 6,098,903 shares of Common Stock of the Company, as the same may hereafter be amended.

         4. Amendment to Add Section 13(g). Section 13 of the Agreement is hereby amended to add additional subsection (g) to read in its entirety as follows:

                          "(g)  Notwithstanding anything in this Agreement to
                 the contrary, Section 13 shall not be applicable to the Merger (as defined in the Merger Agreement). Upon consummation of the Merger, all Rights hereunder shall expire."





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         5.      Consent Required to Amend.  As long as neither Parent nor
Purchaser is in material breach of the Merger Agreement and the Merger Agreement has not been terminated in accordance with its terms, the provisions of this Amendment and their substantive effect may not be amended or modified without the consent of Parent and Merger Subsidiary.

         6. Effect of Amendment. Except as expressly modified herein, the Agreement shall remain in full force and effect.

         7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

                                          ASK GROUP, INC.
                                          a Delaware corporation


                                          By: ________________________________

                                          Title: _____________________________


                                          THE FIRST NATIONAL BANK OF BOSTON


                                          By: ________________________________

                                          Title: _____________________________





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